Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-121238 on Form S-11 of our report dated March 20, 2007 on the consolidated balance sheets of Cornerstone Core Properties REIT, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005 and for the period from October 22, 2004 (date of inception) to December 31, 2004, the related financial statement schedule appearing elsewhere in this Registration Statement, our report dated August 10, 2006 relating to the statement of revenues and certain expenses for the 2111 South Industrial Park property, our report dated September 8, 2006 relating to the statement of revenues and certain expenses for the 14912-14938 Shoemaker Avenue property, our report dated January 29, 2007 relating to the statement of revenues and certain expenses for the 20100 Western Avenue property, our report dated February 19, 2007 relating to the statement of revenues and certain expenses for the 21420 and 21430 North 15th Lane property, and our report dated May 16, 2007 relating to the statement of revenues and certain expenses for the Marathon Center property (which reports on the statements of revenues and certain expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in this Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
July 18, 2007